      FILING AUTHORITY CONFIRMATION STATEMENT

This Filing Authority Confirmation Statement confirms that the undersigned has authorized and designated Ben Sirmons, who is the Secretary of Unifi, Inc., and
Janet Thompson and Matthew Triplett, each of whom is an Assistant Secretary of
Unifi, Inc., to execute and file on the undersigned's behalf any Forms 3, 4 and
5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Unifi, Inc.  Each of
Ben Sirmons, Janet Thompson and Matthew Triplett may act independently of the others in exercising his or her authority under this Filing Authority
Confirmation Statement.

The respective authority of Ben Sirmons, Janet Thompson and Matthew Triplett
under this Filing Authority Confirmation Statement shall continue (for so long as he or she holds the position with Unifi, Inc. indicated above) until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's ownership of (or transactions in) the securities of Unifi, Inc., unless earlier revoked in writing.  The undersigned acknowledges that Ben
Sirmons, Janet Thompson and Matthew Triplett are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities and
Exchange Act of 1934, as amended.

Date:  November 1, 2018

/s/ Kevin D. Hall
Signature

Kevin D. Hall
Printed Name